Three Months Ended
                               Mar. 31
                          1997         1996
Primary

Average number of
  common shares
  outstanding          18,100,954   18,035,828
Dilutive stock
  options outstand-
  ing                      48,482       37,888
Average number of
  common and common
  equivalent shares    18,149,436   18,073,716

Net earnings appli-
  cable to common
  stock and common
  stock equivalents    $4,387,000  $ 3,957,000

Primary earnings
  per share                  $.24         $.22